ASSET PURCHASE AGREEMENT

Assure Networks Texas Holdings II, LLC, a Colorado limited liability company (“Purchaser”), and Sentry Neuromonitoring, LLC (the “Seller”), and each of Kenneth Sly and on behalf of (SLY HOLDINGS, LLC, a Texas limited liability company (“KRS”), Wesley Varghese and (on behalf of Northern Lights Investments and consulting, LLC, a Texas limited liability company (“NLI”), Patricia Worley, Stephanie Hicks, on behalf of Texas Medsurge, LLC and Shelia Jumper (collectively “Principals”), enter into this Asset Purchase Agreement (this “Agreement”) dated April 30, 2021 (the “Effective Date”).

RECITALS

A.Seller is engaged in owning and operating an interoperative neuromonitoring business (the “Business”).

B.Seller desires to sell the Assets and the Assumed Liabilities, as each is defined below, to Purchaser, and Purchaser desires to purchase the Assets and to assume the Assumed Liabilities, pursuant to the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, promises, agreements, representations, warranties, and conditions contained herein, the parties agree as follows:

1.Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer, and deliver to Purchaser, and Purchaser agrees to purchase, accept, and acquire from Seller, all of the right, title, and interest of Seller in and to the assets of Seller, including, without limitation, all of those assets used in the Business, free and clear of any and all liens, security interests, leases, or other encumbrances of whatever nature (the assets being transferred pursuant to this Agreement are collectively referred to herein as the “Assets”), but excluding the Excluded Assets (as defined in Section 1.15). The Assets include, without limitation, the following:

1.1.Tangible Personal Property. All of Seller’s tangible assets, including all furniture, fixtures, equipment (expressly including without limitation, all monitoring equipment), vehicles, tools, computer hardware and computer peripherals, materials, and supplies (collectively, the “Tangible Personal Property”). The Tangible Personal Property includes, without limitation, the personal property and inventory listed on Schedule 1.1 attached hereto.

1.2.	Inventory. All of Seller’s inventory as reflected in Schedule 1.1.

1.3.Records. All of Seller’s records, including electronic records, relating to the operation of the Business, including customer records, supplier records, employee records, financial records, database files, and all other books, records, files, and documents relating to the Assets or arising out of or in connection with the Business (collectively the “Records”).

1.4.Deposits and Prepaid Expenses. All deposits and prepaid expenses and similar prepaid items paid by Seller.

1.5.Contracts. All of Seller’s rights, powers, and remedies under all assumed contracts to which Seller is a party, including agreements with customers, manufacturers, distributors, and vendors, subject to Section 7 (each a “Contract”, and collectively, the “Contracts”).

1.6.Licenses. All franchises, licenses, permits, authorizations, approvals, consents, and other rights, used in connection with the Business (collectively, the “Licenses”), if and to the extent that they may be lawfully transferred by Seller to Purchaser.

1.7.Warranties. All warranties, rights, and claims of Seller under all existing manufacturer’s warranties relating to any of the Assets.

1.8.Intellectual Property. All of Seller’s intellectual property rights pertaining to the Business, including all service mark, trademark, and trade name rights in the name “Sentry Neuromonitoring” and any variations thereof, all logos used in the Business, Seller’s domain name “www.sentryneuro.com,” the associated website, including underlying non-proprietary website code, content and software, any other URLs registered by Seller, social media pages, art, graphics, copy, marketing plans and strategies, and all trade secrets and confidential information owned by Seller or otherwise material to the Business.

1.9.	Goodwill. All of Seller’s goodwill as a going concern relating to the Business.

1.10.Telephone Numbers and Listings; E-Mail Addresses. Seller’s telephone numbers and facsimile numbers, and all cell phone numbers, email addresses, and telephone book listings pertaining to the Business.

1.11.Software. All of Seller’s rights in non-proprietary computer software, media, programs, licenses, and documentation used in the Business and all data and information contained therein, and all manuals, documentation, and code related thereto (collectively, “Software”), to the extent that they may be lawfully transferred to Purchaser.

1.12.	Advertising. All of Seller’s existing advertising and promotional materials.

1.13.Accounts Receivable. All accounts receivable existing as of the Closing, including, without limitation, all rights to bill and collect for cases performed by Seller that were not billed or collected prior to the Closing.

1.14.Other Assets. All other assets of every kind and nature owned by Seller and used in connection with the Business, except for the Excluded Assets.

1.15.Excluded Assets. As used in this Agreement, “Excluded Assets” means (a) all assets listed on Schedule 1.15, and (b) Seller’s records relating solely to (i) liabilities of the Business with respect to the Retained Liabilities as defined in Section 7, or (ii) assets specifically excluded under this Section 1.15. Notwithstanding anything to the contrary contained in Schedule 1.15, Seller has agreed to pay to Purchaser directly, or to offset via a mutually agreed bank account from the Purchase Price (defined below), $100,000 at Closing.

2.Purchase Price and Payment. Subject to the adjustments described below, the purchase price to be paid by Purchaser to Seller for the Assets is $3,500,000.00 (the “Purchase Price”). The Purchase Price shall be payable, subject to adjustment, as follows:

2.1.Cash Payment. Purchaser shall pay Seller (for the benefit of Stephanie Hicks on behalf of Texas Medsurge) $1,225,000 in cash installment payments (the “Cash Installment”), in accordance with the following payment schedule:

2.1.1.	$153,125 shall be paid in cash at Closing.

2.1.2.	$153,125 shall be paid in cash at within 30 days of the Closing.

2.1.3.$918,750, [together with interest at the applicable federal rate], shall be paid in cash in thirty-six equal monthly installments, with the first installment being due on or before the first business day of the first month following the sixtieth day from the Closing and the remaining installments being due on the first business day of each month thereafter.

2.2.Closing Stock Payment. As soon as reasonably practicable following the Closing, Purchaser, or a third party on behalf of Purchaser, shall issue to Seller or the Principals as elected by Seller

$1,625,000 of common stock of Assure Holdings Corp (the “Closing Stock Payment”). The common stock issued pursuant to the Closing Stock Payment shall be subject to all (i) governing documents of Assure Holdings Corp,

(ii)regulatory restrictions and requirements, and (iii) all applicable laws. The Assure Holdings Corp common stock issued pursuant to the Closing Stock Payment shall be subject to a 12 month lock up, in addition to any additional lock up period imposed on the common stock under applicable law and/or regulation. The common stock value per share shall be determined on the Effective Date as quoted on the TSX Venture Exchange which shall also include any successor market or exchange on or through which the shares of common stock are publically traded.

2.3.Escrow Stock Payment. As soon as reasonably practicable following the Closing, but in no event later than May 14, 2021, Purchaser shall issue to an escrow agent (the “Escrow Agent”) to be mutually selected by Purchaser and Seller, $650,000 shares of common stock of Assure Holdings Corp. (the “Escrow Stock Payment”). The common stock issued pursuant to the Escrow Stock Payment shall be held by the Escrow Agent pursuant to a form of escrow agreement to be mutually agreed to by Purchaser and Seller (the “Escrow Agreement”) and to be executed as soon as reasonably practicable following the Closing. The Escrow Stock Payment shall be subject to all (i) governing documents of Assure Holdings Corp, (ii) regulatory restrictions and requirements, and
(iii)all applicable laws. The Assure Holdings Corp common stock issued pursuant to the Escrow Stock Payment shall be subject to a 12 month lock up from the date actually issued to Seller, in addition to any additional lock up period imposed on the common stock under applicable law and/or regulation.

2.4.Transaction Reimbursements. At Closing, and contingent upon the transactions hereunder actually closing, Purchaser shall make a cash payment via wire transfer to Seller in an amount not to exceed $50,000.00 (“Reimbursement Limit”), to reimburse Seller for operational capital injected by Seller or its Principals between December 31, 2020- the Closing (the “Transaction Reimbursement”) for verifiable and reasonable expenses, consistent with past business practices, that are approved by Purchaser in its sole reasonable discretion. The Transaction Reimbursement shall not exceed the Reimbursement Limit and all reimbursements shall be supported by Seller receipts or documentation.

2.5.Receivable Bonus. In the event Purchaser collects $3,000,001 in accounts receivable that is acquired by Purchaser hereunder and that was generated by Seller prior to the Closing (the “Receivable Bonus Threshold”), Purchaser shall pay Seller or the Principals as elected by Seller a bonus in an amount equal to $250,000 (“Receivable Bonus”). In the event the Receivable Bonus becomes payable, as evidenced by a written notice from Seller to Purchaser confirming that the Receivable Bonus Threshold was achieved, Purchaser shall pay Seller or the Principals as elected by Seller in three payments, with the first payment being in the amount of $100,000, payable on the thirtieth (30th) day following the date the Receivable Bonus is earned, the second payment being in the amount of $100,000, payable on the sixtieth (60th) day following the date the Receivable Bonus is earned, and the third payment in the amount of $50,000, payable on the ninetieth (90th) day following the date the Receivable Bonus is earned. All amounts payable in respect of the Receivable Bonus shall remain subject to set off in connection with Seller’s indemnification obligations.

2.6.Founders Bonus. Assure shall also pay a $50,000.00 bonus (“Founders’ Bonus”) payment to each Kenneth Sly, Wesley Varghese, Patricia Worley, and Shelia Jumper in the following installments: (i)

$25,000.00 to be paid at Closing; (ii) and the remaining balance of $25,000.00 within twelve (12) months of Closing. The Founders’ Bonus is additional consideration, which is independent, separate and apart from other consideration to be paid by Purchaser set forth herein.

3.	Allocations, Pro-rations, Sales/Use Taxes, and Inventory.

3.1.Allocations of the Purchase Price. The parties shall negotiate in good faith to determine the allocation of the Purchase Price and the covenant not to compete contained herein. Each of Purchaser and Seller agrees: (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Internal Revenue Code (the “Code”) and the regulations promulgated thereunder; (ii) to complete jointly and to file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs; and (iii) that no party will take a position on any income, transfer, or gains tax return, before any governmental or regulatory authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the requirements under Section 1060 of the Code.

3.2.Pro-rations; Deposits. All items of expense regarding the Assets or the Business that properly apply to periods commencing prior to and ending after the Effective Time shall be prorated between Seller and Purchaser as of the Effective Time based on a 365-day year, with Purchaser’s time beginning on the Effective Time, provided that the Transaction Reimbursements shall not be counted towards Seller’s prorated share of expenses regarding the Assets or the Business . These items shall include, if applicable, personal property taxes. If Seller has paid a deposit to a third party, and that third party will retain such deposits for the benefit of the Business or Purchaser following the Closing, Purchaser will reimburse Seller for such deposit at the Closing.

4.	The Closing.

4.1.The Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall take place as of April 30, 2021 (the “Closing Date”). The Closing will be a remote closing with each party providing electronic signatures, to be received and exchanged by each party’s counsel. The closing of this Agreement (the “Closing”) shall be effective as of 12:01 a.m. on the day after the Closing Date (the “Effective Time”).

4.2.Seller’s and Principals’ Deliveries. At the Closing, Seller shall execute and deliver to Purchaser a bill of sale and assignment. In addition, Seller and Principals shall execute and deliver to Purchaser a non-competition and non-solicitation agreement as provided for in Section 6.5, and Seller shall deliver to Purchaser appropriate resolutions approving this transaction. Seller and Principals shall also execute and deliver such other documents at the Closing as are reasonably appropriate and necessary to effectuate the transactions set forth herein, including, without limitation, the Escrow Agreement.

4.3.Purchaser’s Deliveries. At the Closing, Purchaser shall (i) pay to Seller the cash portion of the Purchase Price, as adjusted as set forth herein, (ii) delivery to the Seller the Closing Stock Payment and execute and deliver all documents related thereto, and (iii) deliver to the Escrow Agent the Escrow Stock Payment and deliver all documents related thereto, including, without limitation, the Escrow Agreement. In addition, Purchaser shall execute and deliver such other documents at the Closing as are reasonably appropriate and necessary to effectuate the transactions set forth herein.

4.4.Seller’s Conditions to Close. Seller’s and Principals’ obligation to close the transactions contemplated hereby at the Closing shall be subject to Seller’s receipt of Purchaser’s deliveries set forth in Section
4.3and the complete satisfaction and fulfillment of all of the following conditions precedent (“Seller Conditions to Close”), any or all of which may be waived in whole or in part by Seller (but no such waiver of any such condition precedent shall be or constitute a waiver of any other covenant, promise, agreement, representation, or warranty made by Purchaser in this Agreement):

4.4.1.All representations and warranties made by Purchaser in this Agreement shall be true and accurate as of the Closing Date.

4.4.2.All covenants, promises, and agreements made by Purchaser in this Agreement and all other actions required to be performed or complied with by Purchaser under this Agreement prior to or at the Closing shall have been fully performed or complied with by Purchaser.

4.4.3.The parties shall have agreed upon the items that, pursuant to the terms of this Agreement, are to be agreed upon by the parties prior to the Closing, which items include the Closing documents and the schedules to this Agreement, to the extent that they are not attached to it prior to its execution.

4.5.Purchaser’s Conditions to Close. Purchaser’s obligation to close the transactions contemplated hereby at the Closing shall be subject to Purchaser’s receipt of Seller’s and Principals’ deliveries set forth in Section 4.2 and the complete satisfaction and fulfillment of all of the following conditions precedent (“Purchaser Conditions to Close”), any or all of which may be waived in whole or in part by Purchaser (but no such waiver of any such condition precedent shall be or constitute a waiver of any covenant, promise, agreement, representation, or warranty made by Seller or Principals in this Agreement):

4.5.1.All representations and warranties made by Seller and Principals in this Agreement shall be true and accurate as of the Closing Date.

4.5.2.All covenants, promises, and agreements made by Seller and/or Principals in this Agreement and all other actions required to be performed or complied with by Seller and/or Principals under this Agreement prior to or at the Closing shall have been fully performed or complied with by Seller and/or Principals.

4.5.3.The absence of any event that would reasonably be expected to have a material adverse change in the Business or the Assets on or prior to the Closing Date.

4.5.4.Purchaser being satisfied, in its sole discretion, with the results of its due diligence investigation of Seller, the Assets, and the Business.

4.5.5.Seller having completed an audit in a form and substance acceptable to Purchaser, to include at least the past 2 years of operating history on or before Closing.

4.5.6.Purchaser shall have received financing for the transactions contemplated hereby on terms that are acceptable to Purchaser, in its sole discretion.

4.5.7.	Purchaser and Seller shall have collaborated on a business plan and business model for 2021.

4.5.8.The parties shall have agreed upon the items that, pursuant to the terms of this Agreement, are to be agreed upon by the parties prior to the Closing, which items include the Closing documents and the schedules to this Agreement, to the extent that they are not attached to it prior to its execution.

4.5.9.Each of the Principals shall enter into a non-competition-agreement for the State of Texas containing: a three (3) year restriction from and after the Closing Date for Ken Sly Wesley Varghese, Patricia Worley and Shelia Jumper to include a prohibition on (a) solicitation of any past, present, or future customers or employees of the Business; or (b) competition with Purchaser, including by engaging in any business that is, directly or indirectly, competitive with the Business in the state of Texas.

4.5.10.Purchaser, Seller and Principals shall have agreed upon the terms and conditions of a Nominee Agreement, substantially in the form attached hereto as Schedule 4.5.11 (the “Nominee Agreement”), pursuant to which Seller shall agree to remain as a going concern entity in good standing in all requisite jurisdictions for the purpose of continuing to hold certain assets that are not acquired by Purchaser hereunder, including, without limitation, certain assets that are not acquired due to transfer restrictions or consent to assignment limitations. The Nominee Agreement shall set forth the parties’ rights and obligations regarding Seller’s acting as a nominee during the 36 month period, or such shorter period or longer period as mutually agreed upon by the Parties in writing, following the Closing (the “Nominee Period”) for the Nominee Assets, as hereinafter defined. The “Nominee Assets” shall be those assets, including, without limitation, certain contracts, identified by the parties as impractical to transfer at Closing, but material to the post closing operations of Purchaser. In connection with the foregoing, Seller shall, for the duration of the Nominee Period, continue its insurance policies in place as of Closing and shall maintain such other insurance coverages as are customary and standard for the industry in which Seller operates. In addition, following the Nominee Period, Seller shall purchase, for not less than a three -year period, tail insurance coverage to cover claims arising against Seller prior to the Closing. Purchaser shall pay all ordinary operating expenses of Seller including, but not limited to, any taxes owed as result of Seller’s operations during the Nominee Period based on a budget that is mutually agreed to by the parties in writing prior to or contemporaneous with the Closing, including certain insurance related expenditures associated with customary insurance and tail insurance required herein and as set forth in the Nominee Agreement, on behalf of Seller, provided however, that Purchaser shall have no liability for any taxes arising prior to the Effective Date and Seller and Prinicpals shall indemnify, defend and hold harmless Purchaser from any all claims and liabilities arising in connection therewith. In addition, during the Nominee Period, Seller and Purchaser shall identify and mutually agree upon certain employees and service providers that will continue to act on behalf of Seller, as agents, employees or representatives of Seller. In the event a Principal is terminated prior to the expiration of the Nominee Period, said Principal shall be forever relieved, discharged, and released from any continuing obligations under the Nominee Agreement.

4.5.11.Seller’s receipt of all required consents from third parties and governmental authorities, including, without limitation, all third-party consents required for contract assignments, vendor accounts and other similar business relationships Seller relies on to conduct the Business. Notwithstanding the foregoing, Seller and Principals make no representations, warranties, and/or guarantees of any kind that existing customers will agree to assign, renew, or enter into new contracts with Purchaser.

4.5.12.Seller’s having obtained all required corporate approvals, including, without limitation, members, managers and other similar interest holders.

4.5.13.Purchaser having obtained approval form the board of directors of Assure Holdings Corp., which Assure Holdings Corp. agrees not to unreasonably withhold, including all requisite approvals under the governing documents of Assure Holdings Corp.

4.5.14.Purchaser shall have obtained all requisite approvals, including, without limitation, (i) approvals from the TSX Venture Exchange, (ii) all approvals required under Purchaser’s governing document, and (iii) all approvals required by any government regulatory agency.

4.5.15.	Seller having operated its Business in the ordinary course and in accordance with applicable law.

4.5.16.Purchaser’s satisfactory review of Blue Cross Blue Shield, Cigna and Unite Health Care processes and procedures regarding claims, including, without limitation, payments and fulfilment.

4.5.17.Purchaser’s and Principals agreement of terms of employment with certain key personnel of Seller, as determined by Purchaser, including, without limitation Ken Sly, Wesley Varghese, Patricia Worley, Shelia Jumper (the “Key Personnel”). The employment agreements shall reflect the standard form of employment agreement of Purchaser and shall include, but not be limited to: (i) a minimum Annual Base Salary of $175,000.00 with full benefits covered; and (ii); and up to $50,000.00 in annual variable compensation bonus to be memorialized in a mutually agreeable form of agreement that details the scope of services and compensation. The parties acknowledge and agree that it is the expectation of Purchaser that the Principals shall continue to be involved and participate in the going concern business post-closing Purchaser acknowledges that, in order to better ensure the preservation of staff continuity, tenure should be recognized and appropriately/proportionally transferred, specifically with respect to carryover of years of service and rates of accrual for PTO, as it relates to Purchaser’s current policies and as mutually agreed upon by the parties.

5.	Representations and Warranties.

5.1.Representations and Warranties by Seller and Principals. Seller and Principals, jointly and severally, represent and warrant to Purchaser as follows:

5.1.1.Title to the Assets. Seller has good and merchantable title to all of the Assets or, as to the Software, valid software licenses.

5.1.2.Assets Transferred Free of Liens. The Assets will be transferred at the Closing, other than with respect to the Assumed Liabilities, free and clear of any liens, encumbrances, or claims of any nature, including liens for taxes, except for sales or use taxes arising from the sale hereunder, which Purchaser shall pay.

5.1.3.Condition and Sufficiency of Assets. Each item of Tangible Personal Property is, to the best of Seller and Principals’ knowledge in good operating condition and repair and free of defects, subject to ordinary wear and tear and routine repairs, and has been reasonably maintained. The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

5.1.4.Insurance. Since January 1, 2017, (a) Seller has received no notice of default, cancellation, or termination with respect to any of its existing insurance policies; and (b) Seller has not been refused any insurance, nor has coverage been reduced, with respect to any aspect of its operations. There are no pending or, to the knowledge of Seller and Principals, threatened, disputes relating to coverage or other disputed claims under any of Seller’s insurance policies. Since January 1, 2017, there have been no claims made under any insurance policy of Seller in any way relating to the Business. Seller has provided Purchaser with a list of insurance policies currently maintained by Seller.

5.1.5.Tax Matters. Seller has timely filed all federal, state, and local tax returns or reports required to be filed by Seller. Seller has paid, or has properly provided for their payment when due, all federal, state, and local taxes (and all interest, penalties, or additions to tax thereon, if any), including all income, sales, use, property, payroll, unemployment withholding, occupation, gross receipts, value added, excise, and estimated taxes due or which later become due and payable by Seller with respect to all taxable periods up to and including the period ending on the Closing Date. There are no due and unpaid assessments or proposals by any taxing authority for taxes for which Seller does not have adequate reserves, there are no pending audits of Seller, and Seller has not waived restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations related to any federal, state, or local taxes. All taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental or regulatory official, body, or authority (“Governmental Authority”) or person.

5.1.6.Compliance with Laws. Seller and the Business are in compliance with applicable laws, statutes, rules, regulations, codes, and ordinances of any Governmental Authority (collectively, “Laws”) that apply to the Business or the Assets. Neither Seller nor Principals have received any written or oral notice that Seller or the Business is not in compliance with any Laws.

5.1.7.Licenses. Seller has all Licenses necessary to operate the Business as it is conducted as of the Closing Date, and the Licenses are valid and in effect. Seller has provided, or will provide prior to the Closing, Purchaser with a complete and accurate list of all Licenses, including the date of expiration and the Governmental Authority or other issuing entity. To the knowledge of Seller and Principals, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any License.

5.1.8.Software. Seller has fully paid, valid, and enforceable licenses to use all Software currently being used by it. Seller shall provide the Software, including any related documentation, to Purchaser at Closing. Seller does not own any Software and does not use any Software except for commercially available off- the-shelf Software that does not have any future payment obligations for its continued use.

5.1.9.Legal Proceedings. No litigation, arbitration, investigation, or other proceeding of or before any court, arbitrator, or Governmental Authority which relates to Seller, Principals, any Asset, or the Business is pending or, to the knowledge of Seller and Principals, threatened. Neither Seller nor Principals are a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or Governmental Authority which would adversely affect Seller, the Business, the Assets, or the transactions contemplated hereby.

5.1.10.Intellectual Property. Seller owns all intellectual property used by it in the operation of the Business or, as to the Software, it has valid licenses to use the Software. The conduct of the Business does not infringe or otherwise violate any intellectual property or other proprietary rights of any individual or company, and there is no claim or other action pending, or to the knowledge of Seller and Principals, threatened, alleging any such infringement or violation or challenging Seller’s rights in or to any intellectual property used in the Business, and, to the knowledge of Seller and Principals, there is no existing fact or circumstance that would be reasonably expected to give rise to any such claim or other action. To the knowledge of Seller and Principals, no person is infringing or otherwise violating any rights of Seller in any of its intellectual property.

5.1.11.Financial Statements. The financial statements concerning the Business that Seller has provided or will provide to Purchaser, which are listed in Schedule 5.1.11, fairly present the financial condition of Seller and the results of its operations as of the dates thereof and throughout the periods covered thereby. There has been no material adverse change in the financial condition or the results of operations of the Business since the date of the Financial Statements, and there is no known event that would reasonably be expected to have a material adverse change in the financial condition or the results of operations of the Business during the period between the execution of this Agreement and the Closing Date.

5.1.12.Accounts Payable. Seller has timely paid or will timely pay any and all accounts payable and liabilities due and payable by Seller as of the Closing Date, other than the Assumed Liabilities, in connection with the operation of the Business, except to the extent that the same are being duly contested by Seller and such contest does not adversely affect Purchaser’s ability to operate the Business from and after the Closing Date. There have been no expenses required to operate the Business that are not included in the Financial Statements, except for expenses incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements.

5.1.13.The Records. The Records that have been delivered by Seller to Purchaser or that shall be delivered by Seller to Purchaser after the date hereof are true and correct in all material respects.

5.1.14.Contracts. All Contracts to which Seller is a party are valid and binding contractual obligations of all parties thereto and are enforceable in accordance with their respective terms. Seller is not in default under any such Contract, and to the knowledge of Seller and Principals, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in a default by any other party to any such Contract. Seller has provided Purchaser with a true and complete copy of each written Contract, and a summary of the terms of each oral Contract, that is material to the operation of the Business.

Notwithstanding the foregoing, Seller and Principals make no representations, warranties, and/or guarantees of any kind that existing customers will agree to assign, renew, or enter into new contracts with Purchaser.

5.1.15.Employment Matters. There are no existing collective bargaining agreements, employment contracts, verbal commitments, or obligations (other than oral at-will employment agreements) relating to Seller’s employees or consultants. There are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employees employed in the operation of the Business. Seller has provided Purchaser, or will provide Purchaser prior to the Closing, with a complete and accurate list of all employees and consultants employed or engaged by Seller in connection with its Business (including any employee who is an inactive employee on paid or unpaid leave of absence) as of the Closing, including each such person’s name, title, date of hire, and current compensation rate and other compensation, and a complete and accurate list of all benefits Seller provides to its employees. By May 5th 2021, Seller will have paid to its employees and consultants all wages, bonuses, commissions, and other benefits and sums due or accrued to such employees and consultants, including accrued employee vacation time, as of April 30, 2021, under Seller’s employee benefit plans (and all required taxes, insurance, social security, and withholdings thereon) except as otherwise agreed upon herein.). Seller has timely paid all contributions, premium payments, and other expenses required under any employee benefit plan. Seller has not received written or oral notice that any of the employees of Seller will terminate employment with Seller prior to the Closing Date or not commence employment with Purchaser following the Closing.

5.1.16.Suppliers. Neither Seller nor Principals have received any written or oral notice that any of the suppliers of goods or services to the Business, will cease to continue to provide goods or services to the Business or Purchaser, or will materially change the terms pursuant to which goods or services are sold to the Business after Closing. During the due diligence period, Seller shall provide Purchaser with a complete and accurate list, with contact information, of every individual and entity from whom Seller has purchased goods and materials in the past three years, and the annual amounts of such purchases.

5.1.17.Customers. Seller maintains generally good relationships with its customers and there have been no material disputes with any customer since January 1, 2016. Seller has operated the Business in the ordinary course and has not made agreements with customers that would (a) have the impact of accelerating items to the benefit of Seller or Principals prior to the Effective Time; or (b) create discounts or other obligations of the Business after the Effective Time outside of the ordinary course. Other than as set forth on Schedule 5.1.17, none of Seller’s customers have informed Seller or Principals, either orally or in writing, that such customer (i) will cease to be a customer of Seller; (ii) will reduce the extent to which, or materially alter the terms on which, such customer will in the future purchase goods or services from Seller; or (iii) is having financial difficulties or will not pay in full any of Seller’s accounts receivable. During the due diligence period, Seller shall provide Purchaser with a complete and accurate list, with contact information, of every individual and entity to whom Seller has sold goods and materials in the past three years, and the annual amounts of such purchases. Notwithstanding the foregoing, Seller and Principals make no representations, warranties, and/or guarantees of any kind that existing customers will agree to assign, renew, or enter into new contracts with Purchaser.

5.1.18.Accounts Receivable. All accounts receivable of Seller that are acquired by Purchaser hereunder represent collectable, valid obligations arising from sales actually made or services actually performed in the ordinary course of Business. There is no material contest, claim, or right of set-off, under any contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable

5.1.19.Quality of the Company’s Work; Warranties. To the knowledge of Seller and the Principal: all services that Seller has completed have been satisfactorily completed. Seller has disclosed to Purchaser, in writing, the terms of any warranties it provides to its customers.

5.1.20.No Conflicting Agreements. Seller is not a party to any contract, agreement, or other obligation that is in default or that will become in default by reason of the execution and consummation of this Agreement or the transactions contemplated hereby. There are no agreements in effect that would prevent Seller or Principals from concluding the transactions described in this Agreement.

5.1.21.Consents. The execution, delivery, and performance by Seller and Principals of this Agreement, and all other agreements contemplated hereby, does not require any consent, approval, authorization, registration or filing with, or any other action by, any Governmental Authority or any other person or entity prior to the Closing, or to the extent such consent is required, Seller has obtained such consent or obtained a written waiver to consent.

5.1.22.No Material Omissions or Misrepresentations. This Agreement, and any documents furnished by Seller or Principals in connection with the negotiation and completion of the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.

5.1.23.Adverse Conditions. To the knowledge of Seller and Principals, there is no existing condition, state of facts or circumstances that is reasonably likely to adversely affect the Business or prevent Purchaser from profitably carrying on the Business.

5.1.24.Corporate Status. Seller is a limited liability company duly organized and existing in good standing under the laws of the State of Texas.

5.1.25.Corporate Actions. All actions required of Seller hereunder, expressly including, without limitation, each of the Seller entities listed in the preamble hereto, including the execution of this Agreement and the non-competition and non-solicitation agreement, and the consummation of all transactions provided for herein and therein, have been duly authorized by appropriate actions of Seller’s members and managers. This Agreement, the non-competition and non-solicitation agreement, and each of the other closing documents have been, and shall be, duly executed and delivered by Seller and Principals, and are, or shall be when delivered, valid and enforceable against Seller and Principals in accordance with their respective terms.

5.1.26.Representations Accurate. All of Seller’s and Principals’ representations and warranties contained in this Agreement shall be correct, accurate, and effective as of the date of this Agreement and as of the Closing Date.

5.1.27.Representations Complete. None of the representations or warranties made by Seller or Principals in this Agreement or in any agreement, schedule or document referenced herein, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.2.Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows:

5.2.1.No Conflicting Agreements. Purchaser is not a party to any contract, agreement, or other obligation that is in default or that will become in default by reason of the execution and consummation of this Agreement.

5.2.2.Corporate Status. Purchaser is a limited liability company duly formed and existing in good standing under the laws of the State of Texas.

5.2.3.Corporate Actions. All actions required of Purchaser hereunder, including the execution of this Agreement and the consummation of all transactions provided for herein, have been duly authorized by appropriate actions of Purchaser’s members and managers. This Agreement and each of the other closing documents have been, and shall be, duly executed and delivered by Purchaser, and are, or shall be when delivered, valid and enforceable against Purchaser in accordance with their respective terms.

5.2.4.Representations Accurate. All of Purchaser’s representations and warranties contained in this Agreement shall be correct, accurate, and effective as of the date of this Agreement and as of the Closing Date.

6.	Additional Covenants.

6.1.Conduct of Business Prior to Closing. Seller has at all times: (a) operated the Business only in the ordinary course of business in a manner consistent with the past practices of Seller; (b) except as otherwise directed by Purchaser in writing, used its best efforts to preserve intact Seller’s current business organization, keeping available the services of Seller’s employees, and maintain Seller’s relations and good will with suppliers, customers, creditors, landlords, employees, agents, and others having business relationships with the Business; (c) maintained the Assets in a state of reasonable repair and condition that complies with legal requirements and is consistent with the requirements and normal conduct of the Business; (d) kept in full force and effect, without amendment, all material rights relating to the Business; (h) complied with applicable legal requirements and contractual obligations required for the operations of the Business; (i) continued in full force and effect the insurance coverage which the Business currently has, or substantially equivalent policies; (j) maintained all books and records of Seller relating to the Business in the ordinary course of business consistent with the past practices of Seller; and (k) not sold any of the Assets, except in the ordinary course of business consistent with the past practices of Seller.

6.2.Transition Assistance. Kenneth Sly, Wesley Varghese, Patricia Worley, and Shelia Jumper shall, without additional cost to Purchaser except as otherwise stated herein, familiarize and acquaint Purchaser with all material aspects of the business of Seller (the “Transition Services”) for 60 calendar days from and after the date of Closing during normal business hours. For the avoidance of doubt, the Transition Services shall include familiarization with operations, sales, marketing, administration, insurance, customer service, pricing, strategy, and all other transition training reasonably requested by Purchaser.

6.3.Books and Records; Availability. For a period of one year after the Closing Date, Seller will have, at reasonable times and with reasonable notice, access to the Records Purchaser has obtained from Seller to the extent that Seller will require access to the Records for tax or other legitimate business reasons; provided, however, that nothing in this section shall impose a duty on Purchaser to maintain the Records in any particular form or for any particular time period, and Seller shall maintain as confidential any trade secrets or confidential information set forth in such Records.

6.4.Transfer of Phone and Fax Numbers and URLs. Promptly following the Closing, Seller shall reasonably cooperate with Purchaser to effectuate the transfer to Purchaser of all telephone and facsimile numbers, URLs, email addresses, utilities, and other Assets that require Seller’s participation to transfer.

6.5.Non-Competition and Non-Solicitation Agreement. For a period of three (3) years after the Closing Date, Seller and Ken Sly, Wesley Varghese, Patricia Worley, Shelia Jumper (Principals) ,each agree not to directly or indirectly (a) solicit any past, present, or future customers or employees of the Business; or (b) compete with Purchaser, including by engaging in any business that is, directly or indirectly, competitive with the Business in the state of Texas. For purposes of this Agreement, direct and indirect competition or solicitation shall include competition or solicitation as a sole proprietor, partner, corporate officer, manager, member, member, manager, employee, agent, independent contractor, trustee, or in any other manner in which either Seller or Principals holds any beneficial interest in a competitive business, derives any income from such business, or provides any service, including the benefit of its, his, or her reputation or know-how, to such business. However, notwithstanding the foregoing, neither Seller nor Principals shall be precluded from owning less than 1% of the issued and outstanding shares of stock of a publicly traded company, or performing any services at the request of Purchaser. At the Closing, Seller and Principals shall enter into a separate non-competition and non-solicitation agreement including these terms.

6.6.Loss/Damage. In the event there is any loss or damage to any of the Assets at any time prior to the Closing, the risk of loss shall be upon Seller. After the Closing, all risk of loss or damage shall be upon Purchaser.

6.7.Exclusivity. From and after the Effective Date through May 31, 2021, Seller and Principals shall not, directly or indirectly, through any officer, director, equity holder, partner, member, employee, representative, advisor, or agent of Seller (“Seller Representative”), negotiate with or solicit offers from any potential purchaser of Seller (or its assets). In the event Seller elects not to close the transactions contemplated herein on or before May 1, 2021, Seller shall pay Purchaser $500,000, plus reimbursements for the costs and expenses incurred by Purchaser in connection with the transactions contemplated herein, which amount reflects the mutually agreed amount of costs, fees and expenses incurred by Purchaser in connection with due diligence related to this Agreement and the transactions contemplated herein.

6.8.Press Release. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party, except that Purchaser shall have the right to make such announcements and disclosures without written approval of Seller to the extent necessary to comply with applicable law, comply with regulatory or exchange requirements or to enforce its rights hereunder.

7.Liabilities of Seller. Except as otherwise expressly set forth herein, Seller and Principals, on a joint and several basis, shall be and remain solely liable and responsible for all debts, obligations, duties, and liabilities relating to the operation of the Business prior to the Effective Time, subject to the Assumed Liabilities and any other obligations expressly agreed to in this Agreement, including accounts payable, local, state, and federal tax liabilities, payroll tax liabilities, and accrued vacation time for Seller’s employees (the “Retained Liabilities”). Purchaser does not and shall not assume, agree to pay, or pay any of the Retained Liabilities. Purchaser is not assuming any obligations under any contracts entered into by Seller, except for the obligations relating to the Contracts set forth on Schedule 7, but only to the extent that the obligations are required to be performed after the Closing Date and are not the result of breaches, violations or other actions or omissions or violations of law occurring or taken on or prior to the Closing Date. For the purpose of this Agreement, Assumed Liabilities shall mean those liabilities being assumed by Purchaser as set forth on Schedule 7. For the avoidance of doubt, the Assumed Liabilities shall be limited to $250,000. In the event the Assumed Liabilities are determined by verifiable payment records to exceed $250,000, Purchaser shall have a right on a dollar-for-dollar basis in an amount equal to the difference between $250,000 and the exceedance to set off against the Purchase Price in addition to such other remedies provided for hereunder and under applicable law for breach of contract.

8.	Indemnification.

8.1.Indemnification by Seller and Principals. Seller and Principals, jointly and severally, on behalf of themselves and their respective heirs, personal and legal representatives, successors and assigns, shall defend, indemnify, and hold harmless Purchaser and its members, managers, directors, officers, agents, servants, and employees, and their respective heirs, personal and legal representatives, guardians, successors, and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs, and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

8.1.1.Any misrepresentation, omission, or breach by Seller and/or Principals of any representation or warranty contained in this Agreement or in any of the documents executed and delivered by Seller and/or Principals pursuant hereto.

8.1.2.Any nonperformance, failure to comply, or breach of or default by Seller and/or Principals of any covenant, promise, or agreement of Seller and/or Principals contained in this Agreement.

8.1.3.Any and all debts, obligations, duties, or liabilities (including taxes) of Seller and/or Principals relating to the Business or any of the Assets, that arise prior to the Effective Time, and any debts, obligations, duties, or liabilities of Seller relating to any asset retained by Seller, regardless of whether any notice, invoices, or bills for such debts, obligations, duties, or liabilities are received on or after the Closing Date, including the Retained Liabilities.

8.1.4.	Any Assumed Liabilities in excess of $250,000.

8.1.5.Any material matter, act, thing, or occurrence caused by or resulting from any act or omission of Seller and/or Principals prior to the Effective Time.

8.2.Indemnification by Purchaser. Purchaser, on behalf of itself and its successors and assigns, shall defend, indemnify, and hold harmless Principals and Seller, including its members, managers, officers, directors, agents, servants, and employees and their respective heirs, personal and legal representatives, guardians, successors, and assigns, from and against any and all claims, threats, liabilities, taxes, interest, fines, penalties, suits, actions, proceedings, demands, damages, losses, costs, and expenses (including attorneys’ and experts’ fees and court costs) of every kind and nature arising out of, resulting from, or in connection with:

8.2.1.Any misrepresentation, omission, or breach by Purchaser of any representation or warranty contained in this Agreement or in any of the documents executed and delivered by Purchaser pursuant hereto.

8.2.2.Any nonperformance, failure to comply, or breach by Purchaser of any covenant, promise, or agreement of Purchaser contained in this Agreement, or in any of the documents executed and delivered by Purchaser pursuant hereto.

8.2.3.Any and all debts, obligations, duties, or liabilities including, without limitation, those assumed by Purchaser hereunder, relating, directly or indirectly to the business activity of the Business that arise after the Effective Time.

8.2.4.	Any matter, act, thing, or occurrence caused by or resulting from any act or omission of Purchaser.

8.3.	Defense of Third-Party Claims.

8.3.1.In the event of any third party claim, threat, liability, tax, interest, fine, penalty, suit, action, proceeding, demand, damage, loss, cost, or expense with respect to which indemnity is or may be sought hereunder (an “Indemnity Claim”), the indemnified party shall promptly notify the indemnifying party of such Indemnity Claim in writing, specifying in reasonable detail the Indemnity Claim and the circumstances under which it arose, although the failure to provide written notice shall not discharge the obligations of the indemnifying party. The indemnifying party may elect to assume the defense of such Indemnity Claim, at its expense, by providing written notice to the indemnified party within ten days after the indemnifying party receives written notice of the Indemnity Claim, and the indemnifying party shall promptly engage counsel reasonably acceptable to the indemnified party to direct and conduct such defense; provided, however, that the indemnified party shall have the right to engage its own counsel, at its own expense, to participate in such defense. In the event the indemnifying party does not so elect to assume the defense of such Indemnity Claim in the manner specified above, or if, in the reasonable opinion of counsel to the indemnified party, there are defenses available to the indemnified party that are different from or additional to those available to the indemnifying party or that give rise to a material conflict between the defense of the indemnified party and of the indemnifying party, then upon written notice to the indemnifying party, the indemnified party may elect to engage separate counsel to conduct its defense, at the expense of the indemnifying party, and the indemnifying party shall not have the right to direct or conduct such defense.

8.3.2.In the event the indemnifying party assumes the defense of any Indemnity Claim, it may at any time notify the indemnified party of its intention to settle, compromise, or satisfy such Indemnity Claim and may make such settlement, compromise, or satisfaction (at its own expense), unless within twenty days after the giving of such notice the indemnified party gives notice of its intention to assume the defense of the Indemnity Claim, in which event the indemnifying party shall be relieved of its duty hereunder to indemnify the indemnified party; provided, however, that it shall not settle the Indemnity Claim unless the settlement does not entail any admission of liability on the part of any indemnified party and the settlement includes an unconditional release of each indemnified party reasonably satisfactory to the indemnified party from all losses with respect to such Indemnity Claim. Unless the indemnified party shall have given the notice referred to in the preceding sentence, (a) the indemnifying party shall not consent to or make any settlement, compromise, or satisfaction with respect to the Indemnity Claim without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, and (b) any settlement, compromise, or satisfaction made by the indemnifying party with respect to such Indemnity Claim shall not be deemed to have been consented to by and shall not be binding upon the indemnified party.

8.4.Satisfaction of Direct Claims. In the event a party has a direct claim against the other party pursuant to Section 8.1 or 8.2 the party with the claim shall provide the other party with written notice of its claim, and, so long as that party does not dispute such claim in writing within thirty days of its receipt of written notice, the party shall pay the amounts owed as set forth in the written notice of claim within thirty days. In the event there is a bona fide dispute as to any amount owed pursuant to this Section 8.4 the dispute resolution terms set forth in Section 11.11 shall apply. Notwithstanding the foregoing or anything to the contrary contained herein, in the event Purchaser has a bona fide claim in indemnification hereunder, Purchaser shall have the right to set off against the Purchaser Price, including, without limitation, against the Escrow Stock Payment by delivering written notice to Seller in the manner required hereunder notifying of the amount of and reason for the set off.

Notwithstanding anything to the contrary contained herein, the parties agree that the survival period for the representations and warranties contained herein and identified in 8.1 above shall be the longer of the applicable statute of limitations or five years, provided however, that there shall be no limitation on survival for breaches arising as a result of fraud, intentional misrepresntatoin or willful conduct.

9.Employee Matters. Purchaser does not assume any liabilities, duties, or obligations of Seller with respect to any current or past employees of Seller, any of Seller’s employee benefits or benefit plans, any accrued vacation of Seller’s employees, or any other employment related liability, duty, or obligation of Seller whatsoever. Notwithstanding, the foregoing shall not apply to liabilities, duties, or obligations arising after the Effective Time with respect to Purchaser’s employment of any such employees.

10.Confidentiality. Each party who receives (a “Receiving Party”) confidential or proprietary information of the party disclosing it (the “Disclosing Party”), including information relating to each party’s processes, services, customer and supplier lists, pricing and marketing plans, policies and strategies, details of customer, supplier, and consultant contracts, operations methods, techniques, business plans, trade secrets, proprietary information, and all other intellectual property of, or related to, the Business, the Principals, Seller, or Purchaser (“Confidential Information”) acknowledges the confidential and proprietary nature of the Confidential Information, and the Receiving Party agrees that such Confidential Information (a) shall be kept confidential by the Receiving Party; (b) shall not be used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement, and, with respect to Purchaser, the operation of the Business from and after the Effective Date, and, with respect to Seller and Principals, the operation of the Business prior to the Effective Date. The parties agree that Confidential Information may be disclosed to attorneys, accountants, and other advisers advising each party in regards to this transaction (collectively, “Representatives”), so long as the Receiving Party uses commercially reasonable efforts to ensure that they maintain the confidential nature of the Confidential Information. In addition, the parties agree that the restrictions set forth in this Section 10 shall not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a third party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. This Section 10 shall survive the Closing and shall survive any termination of this Agreement.

11.	Miscellaneous.

11.1.Survival of Representations, Warranties, and Agreements. All of the representations, warranties, covenants, promises, and agreements of the parties contained in this Agreement, and any documents delivered or to be delivered pursuant to this Agreement, shall survive the execution and delivery of this Agreement.

11.2.Entire Agreement. This Agreement constitutes the entire, integrated agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, correspondence, negotiations, and agreements of the parties with respect to the subject matter hereof.

11.3.Amendment; Waiver. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the applicable parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

11.4.Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

11.5.Announcement. Neither Seller, nor Principals shall make any public announcement or other announcement regarding this Agreement or the transaction contemplated herein without the prior written consent of Purchaser. Purchaser shall have the right to make announcements regarding this Agreement and the transactions contemplated herein to the extent required under applicable law, including any regulatory body (including any exchange) governing Purchaser (including any of this affiliates).

11.6.Binding Effect; Benefit. Subject to the limitations set forth in Section 11.5, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal and legal representatives, guardians, successors, and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities, except that Section 8 is intended to benefit the indemnified parties referenced therein.

11.7.Severability. Any provision of this Agreement that is held by a court or arbitrator of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11.8.PDF; Counterparts. This Agreement, and the other agreements and documents contemplated herein may be executed in counterparts, each of which shall be deemed an original, and all of which when affixed together shall constitute one and the same instrument. Signatures exchanged by facsimile or other electronic means (including .pdf by email) shall be deemed original signatures for all purposes.

11.9.Governing Law. This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the laws of the State of Texas (without regard to its conflicts of laws doctrines). Subject to the other terms and conditions contained herein, any action to enforce a parties rights arising under or in connection with this Agreement shall be brought in a court of competent jurisdiction in the State of Texas.

11.10.Attorneys’ Fees. If any action is instituted by a party to enforce any provisions of this Agreement, attorneys’ fees and costs shall be awarded to the prevailing party.

11.11.Dispute Resolution. Any dispute that arises under this purchase and sale transaction, or under any of the documents executed at the closing of this purchase and sale transaction, which the parties cannot otherwise resolve, shall be initially submitted to a mediator agreed upon by the parties; if the parties cannot agree upon a mediator, then they shall submit their dispute to the American Arbitration Association, for mediation with a mediator licensed in Texas. If a dispute is not resolved within thirty days of the holding of a mediation session, then it shall be submitted for binding arbitration to the American Arbitration Association in Denver, Colorado with an Arbitrator licensed in Texas, pursuant to its Commercial Arbitration Rules, except that: (a) disputes concerning

$15,000 or less shall be resolved in the small claims or county courts, as applicable, of Denver County, Colorado; and (b) disputes in which a party seeks injunctive relief shall be resolved in the district courts where the Defendant resides, in which case all claims shall be resolved in such lawsuit (disputes addressed pursuant to subparts (a) or (b) need not first be submitted to mediation). The parties consent to personal jurisdiction and venue being proper in such courts. In an arbitration, the arbitrator’s award shall be final and binding and may be entered in any court having jurisdiction thereof. Nothing herein shall prevent a party from participating remotely in mediation or arbitration.

11.12.Notices. All notices, requests, demands, consents, and other communications that are required or may be given under this Agreement (collectively, the “Notices”) shall be in writing and shall be given either (a) by personal delivery against a receipted copy, (b) by certified or registered United States mail, return receipt requested, postage prepaid, (c) by recognized overnight delivery service, or (d) by email, with confirmation of delivery, to the addresses set forth below, or to such other address of which written notice in accordance with this Section 11.11 shall have been provided by such party. Notices may only be given in the manner described in this Section 11.11 and shall be deemed received when given in such manner.

11.13.Further Assurances. Each of the parties to this Agreement shall cooperate with the other and execute and deliver to the other party to this Agreement such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party to this Agreement as necessary to carry out or evidence the purposes of this Agreement.

11.14.Costs and Expenses. Subject to Section 6.7, each of the parties shall be solely responsible for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, notwithstanding the actual date of execution.

SELLER

Sentry Neuromonitoring, LLC,

By:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, notwithstanding the actual date of execution.

PRINCIPAL

Address:

Email:

Kenneth Sly, on behalf of SLY HOLDINGS, LLC Address:

Email:

Address:

Email:

Wesley Varghese, on behalf Northern Lights Investments and Consulting, LLC Address:

Email:

Address:

Email:

Address:

Email:

Address:

Email:

Texas Medsurge, LLC

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date, notwithstanding the actual date of execution.

PURCHASER

ASSURE NETWORKS TEXAS HOLDINGS II, LLC

By:   Name: John Farlinger

Title: Authorized Signer

Address:

Email:

Schedule 1.1 Tangible Personal Property

See Exhibit A attached for full description.

Location	Quantity	Item
IT Room	2	servers as listed in IT Inventory
	5	network appliances listed in IT Inventory
	1	NAS as listed in IT Inventory
	8	backup monitors removed from use
	multiple	obsolete laptops, workstations, and servers removed from use
Server Rack with Battery Backup
3 Battery Backup Units

Equipment Storage	multiple	equipment as listed in Cadwell Equipment Inventory
	2	Cadwell Rolling Bages
	1	cabinet
	3	desks
	1	return
	2	shelves
Supply Storage		disposables as on hand at closing
	6	backup Cadwell laptops
marketing materials
	5	shelves
Jessica Broussard Office	1	desk with return
	1	decorative shelf
	1	computer as listed in IT inventory
	1	NEC phone
	1	office chair
	1	sitting chair
	1	side table
	2	lamps

File Storage	3	shelves
	1	filing cabinet
	multiple	patient files in storage boxes
	1	Sentry booth setup equipment
	multiple	decorations
Melanie Wilson Office	1	company issued laptop
	1	desk with return and hutch
	1	decorative shelf
	1	computer as listed in IT inventory
	1	NEC phone
	1	mini fridge
	1	office chair

	2	sitting chairs
	3	lamps
Mariana Cardnell Cubicle	1	company issued laptop
	1	computer as listed in IT inventory
	1	NEC phone
	1	battery backup
	1	office chair
	1	couch
Keely Williams Office	1	company issued laptop
	1	desk
	1	shelf
	1	computer as listed in IT inventory
	1	adjustable height monitor stand
	1	NEC phone
	1	office chair
	1	couch
	1	mini fridge
	1	battery backup
Break Room	1	couch
	2	cabinets
	3	tables
	1	refrigerator
	1	toaster oven
	1	microwave
	2	keurigs
Conference Room	8	office chairs
	1	Vizio TV
	1	Vizio Sound System
Kenneth Sly Office	1	desk
	1	printer table
	2	credenzas
	1	adjustable height monitor stand
	2	monitors
	1	brother printer
	1	battery backup
	1	NEC phone
	3	lamps
	1	office chair
	3	sitting chairs
	1	side table
	1	whiteboard
Shelia Jumper Office	1	desk with returns
	1	computer as listed in IT inventory

	1	credenza
	1	filing cabinet
	1	printer as listed in IT inventory
	1	whiteboard
	2	office chairs
	1	lamp
	1	decorative shelf
	1	NEC phone
	1	battery backup
Racheal Burt Office	1	company issued laptop
	1	computer as listed in IT inventory
	1	office chair
	1	printer as listed in IT inventory
	1	battery backup
	1	NEC phone
Deonshai Felder Cubicle	1	company issued laptop
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	office chair
	1	battery backup
	1	NEC phone
	1	shelf
Tonia Cormier Office	1	company issued laptop
	1	desk with returns
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	office chair
	1	decorative shelf
	2	filing cabinets
	1	battery backup
	1	NEC phone
	1	shelf
	1	sitting chair
	1	lamp
Rebecca Conley
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	NEC phone
	1	office chair
	1	lamp
Copy Room
	2	workgroup printers as listed in IT Inventory
	1	fax machine

	3	shelves
	1	desk
Storage Cubicle	3	filing cabinets
	3	equipment carts
	1	shelf
	3	lamps
	2	office chairs
Hallway	1	workgroup printer as listed in IT Inventory
	1	desk with hutch
	4	office chairs
	1	sitting chair
	1	equipment cart
	1	cabinet
	1	filing cabinet
Patricia Worley Office	1	desk with returns
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	adjustable height monitor stand
	1	NEC phone
	1	office chair
	1	couch
	1	filing cabinet
	1	credenza
	1	shelf
	2	lamps
	1	whiteboard
Alicia Sanborn Office	1	company issued laptop
	1	desk with returns
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	adjustable height monitor stand
	1	NEC phone
	1	high speed scanner
	1	office chair
	1	shelf
	2	sitting chairs
	1	lamp
	1	battery backup
Andrew Browarek Office	1	desk with returns
	1	computer as listed in IT inventory
	2	shelves
	1	couch
	1	lamp

	1	LG TV
	1	office chair
	1	sitting chair
	1	whiteboard
	1	NEC phone
	1	battery backup
Wesley Varghese Office	1	company issued laptop
	1	desk with returns
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	NEC phone
	1	shelf
	1	credenza
	1	Vizio TV
	2	couches
	1	rocking couch
	1	coffee table
	2	lamps
	1	soundbar
	2	side tables
	2	battery backups
Perla Cazares Office	1	company issued laptop
	1	desk with return
	1	computer as listed in IT inventory
	1	printer as listed in IT inventory
	1	NEC phone
	1	office chair
	1	sitting chair
	2	shelf
	1	decorative shelf
	1	lamp
	1	ottoman
	1	table
	1	whiteboard

CALDWELL EQUIPMENT

See Exhibit A attached for full description.

UNIT	BASE UNIT	16 CH AMP	TCS-1/1000 MOTORS	ES-5-100/IX STIM	BAERS	VEPS
NMX001	0602CA00070 3	0908CX01- 12-014	0601CX12- 00-018	0608CX14- 01-009	NONE ASSIGNED	NONE ASSIGNED
NMX002	0705CA00098 0	0705CX01- 10-001	1609CX15- 03-009	0804CX14- 01-003	NONE ASSIGNED	NONE ASSIGNED

NMX003	1009CA00146 6	0908CX01- 12-015	1009CX12- 05-003	1204CX14- 04-009	LEFT 61224, RIGHT 61098	NONE ASSIGNED
NMX004	0807CA00115 0	0601CX01- 08-004	0808CX12- 04-002	0901CX14- 01-020	NONE ASSIGNED	NONE ASSIGNED
NMX005	0705CA00097 9	1003CX01- 12-004	0703CX12- 02-028	0908CX14- 03-023	NONE ASSIGNED	NONE ASSIGNED
NMX006	0303CA00025 2	0404CX01- 07-014	0703CX12- 02-029	0612CX14- 01-013	NONE ASSIGNED	NONE ASSIGNED
NMX007	0908CA00130 8	0212CX01- 00-029	1207CX15- 01-001	0705CX14- 01-001	NONE ASSIGNED	NONE ASSIGNED
NMX009	1002CA00139 7	0902CX01- 12-008	1612CX15- 03-039	0910CX14- 03-017	LEFT 55414, RIGHT 55449	NONE ASSIGNED
NMX010	1003CA00141 0	1003CX01- 12-013	1003CX12- 05-012	1009CX14- 03-007	NONE ASSIGNED	NONE ASSIGNED
NMX011	1009CA00146 4	0501CX01- 08-014	0601CX12- 00-017	0908CX14- 02-015	LEFT 61233, RIGHT 61228	NONE ASSIGNED
NMX012	1009CA00146 5	1009CX01- 12-005	NONE	0908CX14- 02-014	LEFT 45691, RIGHT 45692	NONE ASSIGNED
NMX014	0602CA00070 2	0512CX01- 08-004	0908CX12- 05-013	1408CX14- 04-008	NONE ASSIGNED	NONE ASSIGNED
NMX015	0903CA00123 2	1103CX01- 13-007	1703CX15- 03-034	1003CX14- 03-009	NONE ASSIGNED	NONE ASSIGNED
NMX016	0506CA00056 7	1009CX01- 12-006	1609CX15- 03-015	0806CX14- 01-001	NONE ASSIGNED	NONE ASSIGNED
SNP001	1205CX30-02- 017	1205CX31- 00-003	1204CX15- 01-014	1309CX25- 03-010	LEFT 64066, RIGHT 64080	NONE ASSIGNED
SNP002	1206CX30-02- 005	1206CX31- 00-010, 1505CX31- 00-032	1206CX15- 01-007	1206CX25- 01-002	LEFT 63610, RIGHT 63653	NONE ASSIGNED
SNP003	1206CX30-02- 008	1206CX31- 00-013	1211CX15- 01-002	1306CX25- 02-074	LEFT 63573, RIGHT 63681	NONE ASSIGNED
SNP004	1206CX30-02- 007	1302CX31- 00-025, 1206CX31- 00-015	1206CX15- 01-006	1309CX25- 03-007	LEFT 54053, RIGHT 54060	199253-200
SNP005	1206CX30-02- 004	1206CX31- 00-008, 1702CX31- 02-002	1206CX15- 01-005	1206CX25- 01-004	NONE ASSIGNED	NONE ASSIGNED
SNP006	1211CX30-02- 010	1808CX31- 04-019	NONE	1309CX25- 03-045	LEFT 65008, RIGHT 65053	NONE ASSIGNED

SNP007	1211CX30-02- 003	1203CX31- 00-033	1311CX15- 01-042	1309CX25- 03-041	LEFT 65058, RIGHT 65060	NONE ASSIGNED
SNP008	1211CX30-02- 005	1203CX31- 00-042	1211CX15- 01-004	1309CX25- 03-008	LEFT 64281, RIGHT 65068	NONE ASSIGNED
SNP009	1305CX30-02- 007	1305CX31- 00-001	1305CX15- 01-008	1305CX25- 02-055	LEFT 66638, RIGHT 66648	NONE ASSIGNED
SNP010	1305CX30-02- 006	1206CX31- 00-018	1211CX15- 01-003	1305CX25- 02-056	LEFT 66654, RIGHT 66683	NONE ASSIGNED
SNP011	1207CX30-02- 001	1206CX31- 00-005, 1702CX31- 02-003	1305CX15- 01-007	NONE	NONE ASSIGNED	NONE ASSIGNED
SNP012	1207CX30-02- 002	1206CX31- 00-023	1505CX15- 01-021	1410CX25- 03-071	LEFT 70988, RIGHT 70622	NONE ASSIGNED
SNP013	1310CX30-02- 003	1309CX31- 00-018	1309CX15- 01-024	1308CX25- 03-115	LEFT 67851, RIGHT 67854	NONE ASSIGNED
SNP014	1310CX30-02- 004	1310CX31- 00-003	1309CX15- 01-023	1308CX25- 03-116	LEFT 67843, RIGHT 67848	NONE ASSIGNED
SNP015	1401CX30-02- 009	1808CX31- 04-016	1311CX15- 01-043	1308CX25- 03-068	LEFT 68720, RIGHT 68663	NONE ASSIGNED
SNP016	1401CX30-02- 010	1401CX31- 00-014	1206CX15- 01-015	1308CX25- 03-062	LEFT 68709, RIGHT 68699	NONE ASSIGNED
SNP017	1401CX30-02- 008	1401CX31- 00-020, 1404CX31- 00-029	1311CX15- 01-041	1308CX25- 03-067	LEFT 68615, RIGHT 68717	NONE ASSIGNED
SNP018	1410CX30-04- 005	1401CX31- 00-015	1410CX15- 01-007	1410CX25- 03-069	LEFT 71019, RIGHT 71011	NONE ASSIGNED
SNP019	1410CX30-04- 002	1412CX31- 00-029	1410CX15- 01-006	1410CX25- 03-068	LEFT 71133, RIGHT 71134	NONE ASSIGNED
SNP020	1410CX30-04- 004	1410CX31- 00-004	1410CX15- 01-011	1309CX25- 03-009	NONE	NONE ASSIGNED
SNP021	1503CX30-04- 025	1503CX31- 00-039	1506CX15- 01-001	1506CX25- 03-010	NONE	NONE ASSIGNED
SNP022	1505CX30-04- 019	1506CX31- 00-005	1505CX15- 01-014	1506CX25- 03-012	LEFT 73362, RIGHT 73392	NONE ASSIGNED
SNP023	1505CX30-04- 020	1505CX31- 00-028	NONE	1507CX25- 03-016	LEFT 73348, RIGHT 73372	NONE ASSIGNED

SNP024	1708CX30-05- 021	1708CX31- 02-033	1708CX15- 03-015	1708CX25- 05-039	LEFT 100867, RIGHT 100908	NONE ASSIGNED
SNP025	1708CX30-05- 020	1708CX31- 02-032	1708CX15- 03-014	1708CX25- 05-038	LEFT 100872, RIGHT 100972	NONE ASSIGNED
SNP026	1807CX30-05- 025	1808CX31- 04-017	1807CX15- 04-024	1808CX25- 05-012	LEFT 102568, RIGHT 102588	NONE ASSIGNED
SNP027	1807CX30-05- 026	1807CX31- 04-037	1807CX15- 04-027	1808CX25- 05-014	LEFT 102631, RIGHT 102670	NONE ASSIGNED
SNP028	1807CX30-05- 024	1808CX31- 04-022	1807CX15- 04-026	1808CX25- 05-011	LEFT 102572, RIGHT 102600	NONE ASSIGNED
SNP029	1807CX30-05- 027	1808CX31- 04-018, 1807CX31- 04-036	1807CX15- 04-025	1808CX25- 05-010	LEFT 102816, RIGHT 102838	NONE ASSIGNED

CALDWELL EQUIPMENT (CONT.)

LAPTOP	LAPTOP SERIAL
DELL LATITUTE 5580	GQNHQQ2 (POSSIBLY 36440096906)
LENOVO E531	PF012FE
WAS LENOVO E540 (WAS LENOVO)	PF-03KTRK14 08 (WAS MP314A513102)
TOSHIBA SATELLITE C55- B5350	3F106927P
TOSHIBA SATELLITE C55- B5350	2F016999P
TOSHIBA TECRA Z50-A	XE128948H
LENOVO E560	PF-0K021E 16/09 (POSSIBLY SL10K36008)
LENOVO THINKPAD (WAS TOSHIBA TECRA A10-S3501, WAS LENOVO E531 BEFORE)	? (WAS Z8062307H, WAS PF012PE BEFORE)
TOSHIBA TECRA A11-S3540 (TOSHIBA TECRA A11-S3540 RETURNING)	4A134805H (3A061934H RETURNING)
LENOVO E560	PF-0LYSDB
NONE (WAS LENOVO E540, SENT TO MICHAEL HERRING SNP004)	NONE (WAS PF03KTSK, SENT TO MIKE SNP004)

LENOVO THINKPAD E531	PF-139TH13-12
DELL LATITUDE E5550	SERVICE TAG JVB5Q32
DELL LATITUDE E5550	?
DELL G3 15 (WAS DELL LATITUDE E6520)	DN4TK92 (WAS SERVICE TAG 60BDCS1)
LENOVO E540 (WAS DELL LATITUDE E6520)	PF03KTSK (WAS SERVICE TAG FPVFCS1)
DELL LATITUDE	SERVICE TAG 60BDCS1 (WAS DY9DCS1)
DELL LATITUDE E6520	FM9DCS1
LENOVO THINKPAD E560 (WAS DELL LATITUDE E6520)	SLK10K36008 (WAS SERVICE TAG 5DQQBS1)
DELL LATITUDE E6530	SERVICE TAG 9JZ1PX1
TOSHIBA TECRA R950	SERIAL 9C081963H
ACER A515-54-5649 (WAS TOSHIBA TECRA Z50-A)	NXHN1AA0029360EAD97600 (WAS 5F025649H)
ACER ASPIRE 5/N18C1 , ALSO LENOVO THINKPAD E560	SN NXH8AAA00390807D703400, SN PF-OMLZG8 16-09
DELL LATITUDE E6530	SERVICE TAG HJN8XW1
DELL LATITUDE E5550 (WAS DELL LATITUDE E6520)	3607Q32 (WAS SERVICE TAG 8Q3YFS1)
ACER ASPIRE A515-51-523X	SERIAL NXGSZAA0019220E5A23400
LENOVO THINKPAD E560 (WAS DELL LATITUDE E6530)	SN PF-0MM0JW16/09 (WAS SERVICE TAG 7MZ1PX1)
DELL LATITUDE E6530	SERVICE TAG 9RZ1PX1
TOSHIBA TECRA Z50-A (WAS DELL LATITUDE E6530)	5F025644H (WAS SERVICE TAG 7GS5XY1)
DELL LATITUDE E6530	SERVICE TAG 6HS5XY1
DELL LATITUDE E6530	SERVICE TAG 92S5XY1
ACER ASPIRE 5 A515-51-523X (WAS DELL LATITUDE E6530)	NXGSZAA0019220D9E43400 (WAS SERVICE TAG CSY3CW1)
TOSHIBA TECRA Z50-A	XE128963H
DELL G3 P75F003 (WAS TOSHIBA TECRA Z50-A)	8KTXWS2 (WAS XE128942H -> NOW SNP021)
TOSHIBA TECRA Z50-A	5F025641H (WAS XE128942H)
ACER ASPIRE A515-5-51 (WAS TOSHIBA TECRA Z50-A)	5TBRDRP2 (WAS SERIAL 5F025657H)
TOSHIBA TECRA Z50-A	SERIAL 5F025659H
DELL LATITUTE 5580	SERVICE TAG HW9W9H2
DELL LATITUTE 5580	SERVICE TAG 7X3LFH2
DELL LATITUTE 5580	9T0JQQ2
DELL LATITUTE 5580	3ZF2RQ2
ACER ASPIRE A515-54-5649 (WAS LENOVO E531)	NXHN1AA0029360E9027600 (WAS PF-139TD 13-12)
DELL LATITUTE 5580	3QM2RQ2

IT INVENTORY

See Exhibit B attached for full description.

NETWORK EQUIPMENT (Switches/Firewall/Routet)

Unit Name	Model	Serial
Comcast (Primary) Router	BWG	289295344
ATT (Backup) Router	BGW210-700	1.42025E+13
SonicWall Firewall	Dell TZ400	18B1695D54C0
24 Port Gb Switch 1	TL-SG1024	serial inaccessible
24 Port Gb Switch 2	TL-SG1024	serial inaccessible
16 Port Gb Switch	TL-SG1016	2.17116E+12
8 Port Gb Switch/4 Port POE	TL-SG1008P	2.17959E+12
TP-Link WAP 1	EAP225	EAP225-70-4F- 57-34-54-B6
TP-Link WAP 2	EAP225	EAP225-70-4F- 57-34-49-A2
TP-Link WAP 3	TL- WR940N(US )	218A33500162 8
TP-Link WAP 4	TL- WR940N(US )	218A33500162 4
multiple smaller switches distributed througout at workstations and as needed in offices

PC/LAPTOPS/PRINTERS

Employee/Unit Name	Computer Model	Comp Serial/Service Tag	Operating System
Shared Printer 1	-	-	-
Shared Printer 2	-	-	-
Shared Printer 3	-	-	-

Perla Cazares	Lenovo	1S3484HPUPB8AWM6	Windows 10 Pro
Deonshai Felder	Lenovo Thinkcentre	1S10AS002JUSPC01LGYK	Windows 10 Pro
Rachael Burt	Lenovo Think Centre M71E	1S3134B9UMJKCLPK	Windows 10 Pro
Mariana Cardnell	Acer Aspire T	44001372530	Windows 10 Pro
Jessica Broussard	Lenovo	1S10AS002JUSPB01XX3L	Windows 10 Pro
Melanie Wilson	Dell D10U	D6F8KQ2	Windows 10 Pro

Keely Floyd	Minis-Forum	MGW190611004GN314128PR10792	Windows 10 Pro
Kenneth Sly	-	-	-
Shelia Jumper	Custom Built PC	Custom Built PC	Windows 10 Pro
Tonia Cormier	Dell Optiplex 3050	HY8GBM2	Windows 10 Pro
Patricia Worley	Acer Veriton M2611G	DTVFFAA005316058E09200	Windows 10 Pro
Alicia Sanborn	Dell - D10U	5WJ9XD2	Windows 10 Pro
Andrew Browarek	DELL LATITUDE E6530	7GS5XY1	Windows 7 Pro
Wesley Varghese (not on domain)	Custom Built PC	Custom Built PC	Windows 10 Pro

SERVERS

Unit Name	Computer Model	Computer Serial/Service Tag	Operating System
Physical Server 1	Dell PowerEdge T320	H85KDX1	Win SBS 2011 Std
Physical Server 2	Dell PowerEdge R630	GZL6CH2	VMware
-	Virtual Server		Win Server 2016 Std
-	Virtual Server		Win Server 2016 Std
-	Virtual Server		Win Server 2016 Std
-	Virtual Server		Windows 10 Pro
-	Virtual Server		Win Server 2016 Std
Synology NAS	DS716+	1630NJN668701	DSM 6.2.1-23824 Update 4

Schedule 1.15 Excluded Assets

1.	Sentry Neuromonitoring Chase Bank Account 580526652

2.	Any and all cash on hand (COH) at time of Closing in Bank Account 5805526652; provided, however, that pursuant to Section 1.15 of the Purchase Agreement, Seller has agreed to pay directly or offset via a mutually agreed bank account the Purchase Price by $100,000.

3.	Perfusion Blood Thinning Machine Serial Number 16E875SPG (Haemonetics Cell Saver Equipment Rental Agreement Customer No. 57856, dated October 1, 2020)

4.	Haemonetics Rental Agreement Standard Quote Form, dated September 29, 2020

Schedule 3.1 Allocation of the Purchase Price

Schedule 5.1.11

List of Financial Statements

See Exhibit C attached for full description

1.	Sentry Neuromonitoring Profit and Loss Statement 2019
2.	Sentry Neuromonitoring Profit and Loss Statement 2020
3.	Sentry Neuromonitoring Balance Sheet 12/31/2019
4.	Sentry Neuromonitoring Balance Sheet 12/31/2020

Schedule 5.1.17

1.Dr. Ludwig Orozco and IONMN PLLC has suggested that business will discontinue, but business has continued as of the date of this Agreement.

Schedule 7

Assumed Contracts and Assumed Liabilities

See Exhibit D attached for full description of Assumed Contracts.

A.1	Assumed Liabilities by Purchaser not to exceed $250,000

1.	Seller’s operating expenses up to the $250,000 cap incurred prior to the Effective Date in the ordinary course of business but due payable after the Closing as mutually agreed by the Parties.

PTO balance as of 4/30/21	$85,815.46
Estimated payroll PPP balance shortfall	$73,886.59
Chase business Visa	$16,049.31
Business Gold AMEX	$15,495.36
Carry over payables	$38,569.49
Estimated Franchise Tax (2020 12000.00)	$12,000.00
$241,816.21